Exhibit 99.1

          NSD Bancorp, Inc. Declares Second Quarter 2004 Cash Dividend

    PITTSBURGH--(BUSINESS WIRE)--Oct. 27, 2004--The Board of Directors of NSD Bancorp, Inc. (Nasdaq:NSDB), yesterday declared a quarterly cash dividend of $0.22 per common share payable on December 17, 2004 to shareholders of record on December 3, 2004.
    NSD Bancorp, Inc. is the parent company of NorthSide Bank, which is a state-chartered, FDIC insured commercial bank with $532 million in assets at June 30, 2004. The Pittsburgh-based community bank operates eleven branch offices serving the City of Pittsburgh and northern suburbs. The Corporation's common stock is quoted on and traded through NASDAQ under the symbol NSDB. For more information visit the Corporation's website at www.nsdbancorp.com.


    CONTACT: NSD Bancorp, Inc.
             Andrew W. Hasley, 412-366-8514
             Email: ahasley@northsidebank.com
             or
             William C. Marsh, 412-366-8340
             Email: wmarsh@northsidebank.com